EXHIBIT 10.16

TECHNOLOGY TRANSFER AND SETTLEMENT AGREEMENT

THIS TECHNOLOGY TRANSFER AND SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of November 15, 2006 (the “Effective Date”), by and between VIKING SYSTEMS, INC., a Delaware corporation with offices at 4350 La Jolla Village Drive, Suite 900, San Diego, CA 92122 (“VIKING”), and IVOW Inc., a Delaware corporation with offices at 11455 El Camino Real, Suite 140, San Diego, CA 92130 (“IVOW”).

RECITALS

WHEREAS, IVOW (formerly known as Vista Medical Technologies, Inc.) and VIKING License Agreement”), whereby IVOW licensed to VIKING certain patents and other technology owned by or lice previously executed a Patent and Technology License Agreement, dated April 15, 2004 (the “Vista nsed to IVOW (the “Licensed IP”);

WHEREAS, VIKING desires to obtain ownership of all right, title and interest in and to certain IVOW Technology (as defined below) including the Licensed IP, and, for the consideration set forth herein, IVOW is willing to assign ownership of such IVOW Technology to VIKING;

WHEREAS, in conjunction with such assignment of rights by IVOW, the parties desire to terminate the Vista License Agreement and release each other from obligations under the Vista License Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the parties hereto covenant and agree as follows:

AGREEMENT

SECTION 1. DEFINITIONS.

1.1 “IVOW Patent Rights” shall mean (i) the U.S. patents set forth on Exhibit A (including without limitation any extensions, reexaminations, or reissues thereof) (the “Patents”); (ii) any continuation, divisional or continuation-in-part of any of the Patents; and (iii) any foreign counterparts of any of the Patents described in (i) or (ii) (including without limitation any inventor’s certificates).

1.2 “IVOW Technology” shall collectively mean the Licensed IP, IVOW Patent Rights, the Patents, software code, design documents, and any other proprietary materials provided by IVOW to VIKING hereunder related thereto, as further described in Exhibit A.

1.3 Third Party shall mean any entity or individual other than IVOW or VIKING or an Affiliate of either IVOW or VIKING.

SECTION 2. INTELLECTUAL PROPERTY TRANSFER.

2.1 Assignment of IVOW Technology to VIKING. IVOW hereby irrevocably assigns, transfers, and conveys to VIKING all right, title and interest in and to the IVOW Technology, including, without limitation, the following, to the extent any such rights, properties or information exist now or may hereafter come into existence: (i) all confidential, proprietary or trade secret rights, patent and patent rights (in whatever name or names issued); (ii) all rights in and to any patent applications and patentable teachings; (iii) all rights to all copyrighted and copyrightable material; (iv) all technical data, know-how, shop practices, plans, drawings, blueprints, specifications and methods of manufacture; and (iv) all improvements, modifications, adaptations, revisions, enhancements, additions or changes to any of foregoing. Without limiting the generality of the foregoing, to the extent, as expressly indicated in Exhibit A, any IVOW Patent Rights are licensed to IVOW from a Third Party, all of IVOW’s rights therein are included in the foregoing assignment. IVOW further agrees to promptly execute, upon each request by VIKING, assignments and other documents, and to take other acts as reasonably requested by VIKING, in order to apply for and obtain, in VIKING’s name and for its benefit, any and all patents, trade secrets, or other intellectual property rights throughout the world related to the IVOW Technology and to transfer, effect, confirm, perfect, record, preserve, protect and enforce all rights, titles and interests assigned hereunder. VIKING agrees to reimburse IVOW for reasonable external expenses incurred by IVOW in performing such further actions as requested by VIKING.

2.2 Facilitation of Transfer of IVOW Technology. Concurrently with or prior to VIKING making the Second Payment (as defined in Exhibit B), IVOW, shall cause to be delivered to VIKING any and all tangible manifestations of the IVOW Technology, including, without limitation, all notes, records, files and tangible items of any sort in IVOW’s possession or under IVOW’s control relating to the IVOW Technology. Such delivery shall include all present and predecessor versions. In addition, upon VIKING’s reasonable request, IVOW agrees to provide to VIKING, from and after the execution of this Agreement, a reasonable amount, to the extent practical, of competent and knowledgeable assistance to facilitate the transfer of all information, know-how, techniques, processes and the like related to such tangible manifestation and otherwise comprising the intangible aspects of the IVOW Technology.

SECTION 3. REPRESENTATIONS AND WARRANTIES.

3.1 General Representations by the Parties. Each party hereby represents to the other party that it is duly organized and validly existing under the laws of its state of incorporation; that it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and that this Agreement is legally binding upon it and enforceable in accordance with its terms.

3.2 Additional IVOW Warranties regarding the IVOW Technology.

(a) IVOW hereby represents, warrants, and covenants as follows:

(i) (a) it possesses all right, title and interest in and to the IVOW Patent Rights, (b) there are no outstanding liens, encumbrances, agreements or understandings of any kind, either written, oral or implied which are inconsistent with any provision of this Agreement, and (c) the execution, delivery and performance of this Agreement does not conflict with, constitute a breach of, or in any way violate any arrangement, understanding or agreement to which IVOW is a party or by which IVOW is bound.

(ii) To IVOW’s knowledge, the practice or use of the IVOW Technology does not infringe the intellectual property rights of any Third Party, and no Third Party has brought or threatened any claim or other legal action against IVOW regarding the IVOW Technology.

(iii) To IVOW’s knowledge, no Third Party is infringing the IVOW Technology.

(iv) To IVOW’s knowledge, as of the Effective Date, no patent application included within the IVOW Patent Rights is the subject of any pending interference, opposition, cancellation or other protest proceeding.

(v) No Third Party has any license to or other right or interest in or to the IVOW Technology, except for the Third Parties expressly identified in Exhibit A as licensors of Patents to IVOW.

(vi) In addition to the other representations, warranties, and covenants set forth in this Agreement, to the extent any IVOW Patent Rights are in the form of a license from a Third Party: (a) all such licensed IVOW Patent Rights are expressly identified in Exhibit A; (b) IVOW is, and has continually been, in full compliance with the terms of the applicable license agreement with such Third Party, including, without limitation, being current on all payments and filing obligations related to such licensed Patents; (c) all such licenses are fully paid-up, and VIKING will not owe any fees to such Third Party other than royalty amounts that are expressly identified in applicable license agreement(s) that are assigned by IVOW to VIKING hereunder; and, (d) each such applicable license agreement is fully assignable by IVOW to VIKING such that all of IVOW’s rights under such license agreement can be transferred to VIKING as set forth in this Agreement.

SECTION 4. PAYMENTS

VIKING shall pay IVOW the amounts set forth in Exhibit B in accordance with the payment terms set forth therein (the “Payments”). The Payments shall constitute IVOW’s full and complete compensation under this Agreement, and shall supersede, cancel, and replace any and all payment obligations that VIKING may have to IVOW (including, without limitation, any royalty payments) under the Vista License Agreement or any other agreement between the parties as of the Effective Date. To the extent any taxes, or other governmental fees or charges (“Taxes”) are applicable incurred by IVOW as a result of the Payments, IVOW shall be responsible for paying any and all such Taxes. In the event that IVOW reasonably determines that a particular mode of conveyance or delivery of any portion of the IVOW Technology will reduce the imposition of any sales Taxes that might otherwise be incurred, VIKING agrees to cooperate with IVOW by accepting such mode of conveyance or delivery of the IVOW Technology.

SECTION 5. INDEMNIFICATION.

IVOW shall indemnify and hold harmless VIKING and each of its officers, directors, employees, Affiliates and agents (the “Indemnified Parties”) for, from and against any and all damages, losses, expenses, costs and liabilities (including, without limitation, interest, penalties and reasonable attorneys’ fees) (collectively, “Indemnified Liabilities”), and pay each Indemnified Party on demand the full amount of any and all Indemnified Liabilities based upon, arising out of or resulting from the failure of any representation, covenant, or warranty of IVOW in this Agreement or any agreement, certificate or other document delivered by IVOW in connection with this Agreement to be true, correct and complete. The provisions of this Section 5 shall survive any termination or expiration of this Agreement, but shall not apply to the extent that any such breach or failure results from a breach of VIKING of any provisions of the Vista License Agreement on or prior to the date hereof.

SECTION 6. CONFIDENTIAL INFORMATION.

6.1 Confidentiality Obligation. Each party hereto shall maintain in confidence all confidential information disclosed to it by the other party pursuant to this Agreement (“Confidential Information”). Neither party will use, disclose or grant the use of such Confidential Information except as expressly authorized by this Agreement or as necessary to perform under this Agreement. Each party will obtain prior agreement from its employees, agents, consultants or investigators to whom disclosure must be made to carry out such party’s obligations hereunder to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect its own proprietary and trade secret information to ensure that such employees, agents, consultants and investigators do not disclose or make any unauthorized use of such Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

6.2 Exceptions. The obligations of confidentiality contained in Section 6.1 will not apply to the extent that a party receiving Confidential Information (the “Receiving Party”) can demonstrate by competent proof that such Confidential Information:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality with respect thereto, at the time of receipt from the other party;

(b) was generally available to the public or otherwise part of the public domain at the time of its receipt from the other party;

(c) becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d) was received by the Receiving Party, other than under an obligation of confidentiality, by a third party without breach of any obligations of confidentiality with respect thereto.

6.3 Authorized Disclosure. Each party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, or complying with applicable laws, governmental regulations or court orders (including without limitation regulations promulgated by the U.S. Securities and Exchange Commission); provided, however, that if such party is required to make any such disclosure of the Confidential information as permitted under this Section 6.3 it will to the extent practicable give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use reasonable efforts to secure confidential treatment of such information required to be disclosed to the extent available. Each party may disclose Confidential Information of the other party to potential Third Party licensees or sublicensees under the rights granted pursuant to this Agreement or to potential Third Party investors, provided that any such disclosure to a Third Party shall be made pursuant to written agreement between the disclosing party and such Third Party providing obligations of confidentiality and non-use with respect to such disclosed Confidential Information that are commensurate in scope with those provided in this Section 6. Any disclosure permitted under this Section 6.3 shall not affect the status of any document disclosed as Confidential Information. This Section 6 shall survive any termination or expiration of this Agreement.

SECTION 7. TERMINATION OF THE VISTA LICENSE AGREEMENT

The Vista License Agreement is hereby terminated as of the Effective Date. Following the Effective Date, neither party shall have any continuing obligation, duty, or further performance under, or in connection with, the Vista License Agreement.

SECTION 8. MUTUAL RELEASE

(a) Except as set forth herein, each party, on behalf of itself and its agents, directors, officers, employees, representatives, successors, assigns, parent corporations, subsidiary corporations, affiliates, consultants, attorneys, and insurers, hereby forever generally and completely releases and discharges the other party and its agents, directors, officers, employees, representatives, successors, assigns, parent corporations, subsidiary corporations, affiliates, consultants, attorneys, and insurers, and all others, of and from any and all claims and demands of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, and in particular of and from all claims and demands of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages actual and consequential, past, present and future, arising out of or in any way related to the parties’ respective obligations, activities and/or dealings with one another or any third party at any time prior to the Effective Date, including (without limitation) all such claims and demands arising out of the Vista License Agreement.

(b) Except as set forth herein, each party hereby agrees and covenants not to sue or to take any action, whether by litigation, demand or otherwise, against the other party, or any supplier, distributor, reseller, or customer of the other party (or their successors or assigns), regarding any cause of action arising prior to the Effective Date, including (without limitation) any and all such causes of action arising out of the Vista License Agreement.

(c) It is understood and agreed that except as set forth herein, this is a full, complete and final general release of any and all claims described as aforesaid, and each party agrees that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. Each party further acknowledges to the other party that claims or facts in addition to or different from those which are now known or believed to exist may later be discovered with respect to any claim such party may have against the other party, but except as set forth herein, such party nevertheless intends this release to be effective as a full, general release.

(d) Each party has been fully advised of the contents of section 1542 of the Civil Code of the State of California, and that section and the benefits thereof are hereby expressly waived by such party. Section 1542 reads as follows:

“Section 1542. (General Release - Claims Extinguished.) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(e) Notwithstanding anything expressed or implied in this Agreement, the mutual release set forth in this Section 8 shall not apply to any situation related to the Vista License Agreement that would result in a breach of Section 3 of this Agreement by a party.

SECTION 9. MISCELLANEOUS.

9.1 Assignment. This Agreement shall not be assignable by either party without the express written consent of the other party, except that either party may assign its interest hereunder without the other’s consent in connection with any merger, reorganization or sale of all or substantially all of such party’s assets (an “Acquisition”). Any attempted assignment in violation of the foregoing shall be void. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted assigns and successors in interest.

9.2 Headings. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.3 Amendment. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

9.4 Force Majeure. Any delays in performance by any party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to, acts of God, embargoes, governmental restrictions, strikes, earthquakes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrence shall immediately notify the other party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence, provided such party makes all reasonable efforts to overcome such circumstances.

9.5 Addresses. Notices provided for herein shall effectively be given by mailing the same by certified or registered mail, properly addressed. For the purposes of making payments and giving notices, the addresses of the parties hereto are as follows:

If to VIKING:    Viking Systems, Inc.
4350 La Jolla Village Drive.
Suite 900
San Diego, CA 92122

If to IVOW:       iVOW, Inc.
11455 El Camino Real, Suite 140
San Diego, CA 92130

or to such subsequent addresses as either party may furnish the other by giving notice thereof as provided in this Section 9.5.

9.6 Independent Contractors. In making and performing this Agreement, IVOW and VIKING act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, franchise, joint-venture or employment relationship between IVOW and VIKING. At no time shall one party make commitments or incur any charges or expenses for or in the name of the other party except as specifically provided herein.

9.7 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the parties, to the extent practicable, shall conform each such provision to an enforceable provision that best accomplishes the original intention of the parties, and the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

9.8 Waiver. Any waiver by either party of any breach of this Agreement shall not constitute a waiver of any subsequent or other breach.

9.9 Applicable Law. This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of California, without reference to its conflicts of laws principles or any other principles that would result in the application of a different body of law.

9.10 Entire Agreement. This Agreement embodies the complete, final, and entire understanding of the parties regarding the subject matter hereof, and, except as expressly set forth herein, shall supersede and replace all previous and contemporaneous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. Section 5, Section 6 and any other provisions of this Agreement that by their nature are intended to survive, shall survive any termination of this Agreement for any reason.

9.11 Attorney’s Fees. If any legal action is brought by a party to enforce the terms of this Agreement, the prevailing party in such legal action shall be entitled to its reasonable attorney’s fees, in addition to any damages awarded to such party in connection therewith.

9.12 Counterparts. This Agreement may be executed in counterparts, with the same force and effect as if the parties had executed the same instrument.

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IN WITNESS WHEREOF, the parties hereto, through their authorized representatives, have executed this Agreement as of the Effective Date.

VIKING SYSTEMS, INC.

By: /s/ Gregory M. Decker
Name: Gregory M. Decker
Title: Chief Financial Officer

IVOW, INC.

By: /s/ Richard Gomberg
Name: Richard Gomberg
Title: Vice President, Chief Financial Officer

CRDENTIA CORP.
By: /s/ James TerBeest
Name: James TerBeest
Title: Chief Financial Officer

EXHIBIT A
IVOW TECHNOLOGY

The following items constitute the IVOW Technology that is assigned to VIKING under the Agreement:

PATENT PORTFOLIO

IVOW owns the following U.S. patents:

Patent #	Patent Name (14)
5,751,341	Stereoscopic endoscope system
5,895,350	Electronic endoscope
5,582,576	Electronic endoscope with zoom lens system
5,605,532	Fog-free endoscope
RE37,356	Endoscope with position display for zoom lens unit and imaging device
5,817,014	Electronic endoscope with zoom lens
5,697,891	Surgical retractor with accessory support
5,941,817	Endoscope wherein electrical components are electrically isolated from patient-engaging components
5,941,818	Endoscopic video camera with malleable support
5,989,182	Device-steering shaft assembly and endoscope
6,191,809	Method and apparatus for aligning stereo images
6,292,221	Motorized focusing device and viewing system utilizing same
6,313,883	Method and apparatus for finite local enhancement of a video display reproduction of images
D415,146	Head mounted display

IVOW maintains non-exclusive rights to use these U.S. patents through an agreement with Carl Zeiss GmbH:

Patent #	Patent Name (3)
5,702,350	Adapter for connecting a stereoscopic endoscope to electronic documentation devices
5,612,816	Endoscopic attachment for a stereoscopic viewing system
5,496,261	Combination of a viewing and/or documenting apparatus and an endoscope as well as a method of operating the combination

IVOW maintains non-exclusive rights to use this U.S. patent through an agreement with Richard Wolf GmbH:

Patent #	Patent Name (1)
6,490,085	Symmetric anastigmatic endoscope relay system

IVOW maintains non-exclusive rights to use these German patents in medical applications through the agreement with Zeiss:

Patent #	Patent Name (4)
195 32 400.5	Stereoendoskop unit abge win kilter Blickrichtong (Stereoendoscope yielding aligned images)
94 15 485.6	Stereo endskipischerr vorsatz zum zusammen wirken mit einem operationsmileroskop (Stereoendoscope working as operating microscope)
197 12 645.6	Kupplung zum kuppein zweier optischer einrichtugen (Coupling mechanism to link two optical systems)
197 33 362.1	Endoskopische videokamera (Endoscopic Videocamera)

Additional Deliverables from IVOW to VIKING to be provided as part of IVOW Technology:

•	All patent Files
•	All trademark files including Infomatix , Vista and, CardioXXX
•	All originals of agreements with McKinley and Zeiss
•	Asset purchase agreement of American Surgical Technologies and associated files
•	Asset purchase agreement of GDE and associated files

EXHIBIT B
PAYMENT SCHEDULE AND TERMS

VIKING shall pay IVOW the following amounts (which shall collectively constitute the Payments under the Agreement):

1. Total Amount of Payments: $500,000

a. First Payment -- Final Royalty Payment -- $150,000

This payment shall be made by VIKING to IVOW on or before November 15, 2006.

b. Second Payment - Final Asset Payment -- $350,000

This payment shall be made by VIKING to IVOW on or before November 30, 2006.

All Payments shall be in U.S. Dollars. The parties shall mutually agree upon the method of payment.